Exhibit 10.19



                                 LOAN AGREEMENT



                                     between



                               BANK HAPOALIM B.M.



                                       and



                                  LUMENIS LTD.



                                      dated



                                 March 26, 2002

                                      INDEX


Clause         Headings                                                     Page
------         --------                                                     ----

  1.           Interpretation                                                 4

  2.           Definitions                                                    5

  3.           Availability and Disbursement of the Loan                      7

  4.           Payment of Interest                                            8

  5.           Repayment of the Loan                                          8

  6.           Default Interest                                               8

  7.           Increased Costs                                                8

  8.           Prepayment                                                     9

  9.           Time, Place and Manner of Payment                              10

  10.          Collaterals                                                    11

  11.          Conditions Precedent                                           11

  12.          Representations and Warranties                                 12

  13.          Undertakings                                                   13

  14.          Events of Default                                              14

  15.          Unlawfulness, Substitute Basis                                 17

  16.          Set Off and Application of Payments                            18

  17.          The Borrower's Duty to Notify                                  19

  18.          Compensation for Broken Funding                                19

  19.          Remedies and Waivers                                           19

  20.          Assignment                                                     20

  21.          Administration of the Loan                                     20

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Clause         Headings                                                     Page
------         --------                                                     ----

  22.          Disclosure of Information                                     20

  23.          Expenses                                                      21

  24.          Additional Provisions                                         21

  25.          Notices                                                       21

  26.          Governing Law and Jurisdiction                                22

  27.          Currency Indemnity                                            22

  28.          Severability                                                  23

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This Loan Agreement is dated as of the 26th day of March, 2002 and made between:

BANK HAPOALIM B.M

                                  ("The Bank")

                                       and

                                  LUMENIS LTD.

a company duly established and existing under the laws of the State of Israel ("the Borrower").

Whereas the Borrower has requested the Bank to grant it the Additional Financing as such term is defined in the Letter of Undertaking as defined below.

Whereas the Bank is prepared to accede to the Borrower's request and to provide it with the Loan (as defined herein) upon the conditions hereinafter set forth.

Now, therefore, it is hereby agreed and declared between the parties as follows:

1.     Interpretation

       1.01 This Agreement forms an integral part of the Borrower's application to open an account and the general conditions for operating an account which have been signed by the Borrower in the Bank ("the Application to open an account") and of the Letter of Undertaking.

       1.02 Unless otherwise agreed the Borrower's obligations in this Agreement are in addition to those contained in the Application to open an account and in the Letter of Undertaking and nothing in this Agreement shall derogate from any of the Bank's rights under the Application to open an account and\or the Letter of Undertaking.

       1.03 Capitalised terms not defined herein shall have the meaning ascribed under the Letter of Undertaking. Definitions of capitalized terms under Clause 2 below shall not be used in the interpretation of the Letter of Undertaking.

       1.04 The provisions of Section 1(b) and Section 5 of the Letter of Undertaking shall not apply to the Loan hereunder.

       1.05 In the case of any contradiction between this Agreement and the Application to open an account and\or the Letter of Undertaking the provisions of this Agreement shall govern.

       1.06 The Preamble to this Agreement constitutes an inseparable part hereof.

       1.07 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

       1.08   In this Agreement, unless the context otherwise requires:

              (a) reference to Clauses and Schedules are to be construed as reference to the clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules; and

              (b) words importing the plural shall include the singular and vice versa.

2.     Definitions

In this Agreement, the following words and expressions shall bear the following meanings unless the context otherwise requires:-

"Bank" means - Bank Hapoalim B.M and any of its branches or offices existing on the date hereof and or to be subsequently opened, whenever they may be, its successors, assignees, or attorneys in fact, all as specifically permitted hereunder;

"Banking Day" means - a day on which dealings in Dollar deposits are carried on in the London Interbank Eurodollar market and (if payment is required to be made on such day) on which banks are open for business in London and in Israel.

"Bank's Books" - shall be construed so as to include any book, record, statement of account, and copy of any statement of account, loan agreement, deed of undertaking, customers' bill, card index, page, film, any means of storage and retrieval of data for purpose of electronic computers and any other means of storage and retrieval of data;

"Compensation Fee" means a sum of $4,000,000 (Four Million Dollars).

"Disbursement Date" means - a Banking Day upon which the disbursement of the Loan will be made but not later than September 1,2002.

"Dollars and "$" mean - the lawful currency of the United States of America.

"ESH Loan Agreement" means - a certain loan agreement between the Bank and Energy Systems Holdings Inc. (now named Lumenis Holdings Inc.) signed on April 30 2001, as amended, supplemented or otherwise modified from time to time;

"Event of Default" means - any of the events or circumstances described in Clause 14;

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Interest means - LIBOR plus the Margin.

"Interest Period" Each Interest Period shall be of three months duration commencing and including the Disbursement Date, Provided, however, that if any Interest Period would otherwise end on a day which is not a Banking Day, the termination thereof shall be postponed to the next day which is a Banking Day, unless such Banking Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding day which is a Banking Day.

"Letter of Undertaking" - means a certain agreement signed between the Bank and the Borrower on April 30 2001.

"LIBOR", means the rate of interest (expressed as any annual rate) determined by the Bank to be the arithmetic meaning (rounded up, if necessary to the nearest whole multiple of 1/8%) of the (i) rates for Dollar deposits offered to the Bank for the respective Interest Period which appears on the LIBOR1 page of the Reuters Screen for Dollars as of 11:00 a.m. London time, two Banking Days prior to the commencement of the respective Interest Period, or (ii) in the absence of such page or if the Bank ceases to use such page for the above purpose, such other page of Reuters as shall be determined by the Bank or in the event that Reuters services ceases to be available, the Bank shall select a relevant page of another recognised service displaying the applicable rate or if Clause (i) above is inapplicable, the rates of interest communicated to, and at the request of, the Bank, by or on behalf of the principal London offices of the Reference Banks or any two of them, as being the rates at which they would offer to the Bank deposits in Dollars in the London Interbank Eurodollar Market, for the respective Interest Period as of 11:00 a.m London time two Banking Days prior to the commencement of that respective Interest Period, or (iii) if Clauses (i) and
(ii) are inapplicable the rates of interest communicated to and at the request of, the Bank, by at least two other banks in London Interbank Eurodollar Market, at the rates at which such banks would offer the Bank a deposit in Dollars for the respective Interest Period as of 11:00 a.m. London time, two Banking Days prior to the commencement of that respective Interest Period.

"Loan" means - a loan in the sum of $ 70,667,000 (Seventy Million Six Hundred and Sixty Seven Thousand Dollars)

"Margin" means -     1) until the end of the first anniversary from disbursement of the Loan - 6.555% per annum.

                     2) from the end of the first anniversary from disbursement of the Loan until the end of the second anniversary from disbursement of the Loan - 7.055% per annum.

                     3) from the end of the second anniversary from disbursement of the Loan until the end of the fourth anniversary from disbursement of the Loan - 7.805% per annum.

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"Notes" means Convertible Subordinated Notes issued by the Borrower on September
10 1997.

"Payment Date" means - the last day of each Interest Period.

Quarter" means each period commencing on the day after a Quarter Day and ending on the next following Quarter Day; "Quarter Day" means March 31, June 30, September 30 and December 31 in any year and Quarter Day means any of them.

"Reference Bank" means Barclays Bank PLC, National Westminster Bank PLC and Bankers Trust Company (in its name or as Duetsche Bank)

"Security Documents" means - the Collateral referred to in Section 10 of this Agreement, and any other documents as may have been executed or shall from time to time after the date of this Agreement be executed to secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement;

"Taxes" includes all present and future income and other taxes, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payment of principal, interest, charges, fees or other amounts made on or in respect thereof and "Tax", "Taxation" and similar words shall be construed accordingly.

3.     Availability and disbursement of the Loan

       3.01 Provided the obligations and conditions set forth in Clause 11 have been fulfilled, the Bank shall make the Loan available to the Borrower on the Disbursement Date in one tranche provided, always, that the Borrower shall have given the Bank a request for disbursement in the form of Schedule "A" attached hereto, (the " Disbursement Request") not later than 2 (two) Banking Days prior to the Disbursement Date. The Loan shall be made available to the Borrower by crediting the Borrower's account with the Haifa Central Branch (700) of the Bank with the amount mentioned in the preamble. In case the Borrower has given the Bank the Disbursement Request but the Loan was not disbursed because the Borrower has cancelled it and\ or the Borrower has not complied with the conditions set forth in Clause 11 hereunder then the Borrower shall pay the Bank the actual loss and\or expenses of the Bank incurred as a consequence that the Bank has complied with the Disbursement Request;

       3.02 The Borrower declares and warrants that the proceeds of the Loan will be utilised solely for financing the acquisition and/or repayment of the Notes.

4.     Repayment of the Loan

              The Borrower shall repay the Loan to the Bank in one instalment on the fourth anniversary from the Disbursement Date.

5.     Payment of Interest

       5.01 The Borrower shall pay Interest on the outstanding balance of the principal amount of the Loan starting on the Disbursement Date at a rate equal to the aggregate of the Margin plus the LIBOR applicable for each Interest Period. Interest shall be paid by the Borrower to the Bank on each Payment Date.

              Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed, divided by 360.

6.     Default Interest

       6.01 The Borrower shall pay default interest ("Default Interest") on sums not paid on the due date under this Agreement or the Security Documents from the due date and up to the date of actual payment ( as well after as before judgement ) at a rate equal to two (2) per cent per annum above the Interest applicable at such date.

       6.02 Unless otherwise stipulated in any of the Security Documents the Borrower shall pay Default Interest on sums payable hereunder or under the Security Documents on demand if not paid within seven
              (7) Banking Days of the date of demand, from the date of demand up to the date of actual payment (as well after as before judgement) at the rate equal to two (2) per cent per annum above the Interest applicable at such date.

       6.03 Default Interest shall be due and payable on demand and calculated on the basis of actual number of days elapsed divided by 360 days.

7.     Increased Costs

              If by reason of any change in law or in its interpretation by any official authority of the State of Israel charged with the interpretation thereof , and/or by reason of compliance with any request from or requirement of the Bank of Israel, any governmental authority or other fiscal or monetary authority, after the date hereof and directed to Israeli commercial banks in general:

              (i) the Bank incurs a cost as a result of its having entered into and/or performing its obligations under this Agreement and/or maintaining the outstanding balance of the Loan; or

              (ii) there is any increase in the cost to the Bank of funding or maintaining all or any of the outstanding balance of the Loan; or

              (iii) the Bank becomes liable to make any payment on account of Tax or otherwise ( not being a tax imposed on the net income of the Bank) on or calculated by reference to the amount of the outstanding balance of the Loan and/ or by reference to any sum received or receivable by it hereunder.

              then the Borrower shall, from time to time, within 30 days from demand of the Bank, promptly pay to the Bank such additional amounts sufficient to indemnify the Bank against, as the case may be, (i) such cost, (ii) such increased cost and (iii) such liability, all as actually incurred;

              The Bank shall as soon as reasonably practicable deliver to the Borrower a certificate specifying in reasonable detail the event by reason of which it is entitled to make a claim pursuant to this Clause. The Bank shall however exercise its best endeavors to mitigate such cost, increased cost and liability.

              The Bank represents that it is not aware of any such circumstances or threats on the date hereof, which might give rise to a claim for increased cost pursuant to sub-clauses (i) through (iii) hereunder. Without derogating from the provisions of Clause 8 hereof, the Borrower may, after receipt of the demand referred to in this clause, notify the Bank that it will prepay, on the last day of the Interest Period the whole (but not part only of the outstanding balance of the Loan); whereupon the Borrower shall prepay to the Bank the outstanding balance of the Loan together with accrued interest thereon and all other amounts owing to the Bank hereunder.

8.     Prepayment

       8.01 The Borrower may, on the last day of any Interest Period upon giving in each case at least 14 (fourteen) days' prior written notice to the Bank (which shall be irrevocable and shall constitute the Borrower's undertaking to prepay accordingly), prepay in whole or from time to time in part, (being in each instance not less than $1,000,000 One Million Dollars or a whole multiple thereof) of the principal amount of the Loan provided that together with such prepayment amount the Borrower will pay a sum (the "Fee") which is the result of multiplying the prepaid principal amount by 4.305 % and multiplied by the remaining number of days until the repayment of the Loan as specified in Section 4 above, divided by 360, and discounted at LIBOR plus 3.05 % according to projected payments schedule.

       8.02 If the Borrower notifies the Bank of its intention to prepay any amount under the provisions of this Agreement but in fact does not pay in accordance with such notification then the Borrower shall indemnify the Bank against and on demand pay to the Bank the full amount of any loss or expenses which the Bank shall certify as actually sustained or incurred by it as a consequence of not having been prepaid in accordance with such notification.

       8.03 The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

9.     Time, Place and Manner of Payment

       9.01 All payments to be paid by the Borrower hereunder shall be made to the Bank free of any Taxes and without set-off or counterclaim, in funds available to the Bank at its Haifa Central Branch or at any other place in Israel nominated by the Bank and not prohibited for that purpose by any applicable law, provided that 15 (fifteen) days prior notice thereof shall have been given to the Borrower by the Bank.

       9.02 Notwithstanding the foregoing in the event that the Borrower is required under the laws of the State of Israel to deduct or withhold any amount in respect of income-tax on payments of interest payable hereunder, then the Borrower shall be entitled to make such deduction or withholding; provided always that in any such case the Borrower shall furnish to the Bank forthwith adequate tax receipts in respect of any such deduction or withholding, in form and substance acceptable to the income tax authorities, duly completed and signed as required by said authorities, for the purpose of treating same as a payment on account of income tax payable by the Bank.

              In the event that the Borrower shall not furnish to the Bank tax receipt as aforementioned and/or that the income tax authorities will not treat any such deduction or withholding as a payment on account of the Bank's income tax by reason of any defect in such receipt, then the payment of interest under this Agreement shall be increased to such amount as is necessary to yield and remit to the Bank the principal amount of the Loan and interest at the rate specified in this Agreement after provision for payment of such Tax. The Borrower shall at the request of the Bank execute and deliver to the Bank such instruments as may be necessary or desirable to give full force and effect to such increase in the rate of Interest.

       9.03 All payments to be paid by the Borrower to the Bank hereunder shall be made only on a Banking Day, as defined herein. If any payment is due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day unless it would thereby be made in the next calendar month, in which case such payment will be made on the immediately preceding Banking Day.

       9.04 If any sum to be paid hereunder shall be paid by the Borrower on a day other than a Banking Day it shall be considered as having been paid on the next succeeding Banking Day.

10.    Collaterals

     All Collateral as such term is defined in ESH Loan Agreement shall serve also to secure the full and punctual payments of all sums now or hereafter to become due and payable to the Bank from the Borrower under this Agreement.

     Promptly after the Borrower shall have repaid the Loan in full and shall have paid and repaid to the Bank any and all of the sums due to the Bank hereunder and under all other Loan Documents (as defined in ESH Loan Agreement), and provided any and all of the sums due to the Bank under documents signed between the Borrower and the Bank shall have been paid to the Bank in full, the Bank shall release the Liens over the Collateral. Notwithstanding the above, the Bank will release the Liens over the Collateral before any and all amounts were so paid immediately at the request of the Borrower, provided the Borrower have deposited and/or caused to be deposited with the Bank and charged and pledged in favor of the Bank sums equal to the outstanding balance of any and all amount due to the Bank together with all sums accrued and/or to be accrued thereon until applied to the payment or prepayment, as requested by the Borrower, of the said sums, according to documents signed between the Borrower and the Bank

11.    Conditions Precedent

       The obligation of the Bank to make the Loan available to the Borrower shall be subject to the condition that no Event of Default and/or any event which but for the giving of notice or the lapse of time would constitute such an event has occurred or be continuing and that on or before the Disbursement Date, the Borrower shall have delivered to the Bank the documents , and shall have completed all the actions listed hereunder to the full satisfaction of the Bank:

              (a) Certified true copies of the resolutions of the Board of Directors of the Borrower authorising the borrowing under this Agreement, and providing for the persons authorised to sign this Agreement and any document or instrument hereunder in the name and on behalf of the Borrower, as per the enclosed form.

              (b)    payment of the Compensation Fee.

              (c) Execution and delivery by Lumenis Holdings Inc. of the Subsidiary Guarantee, in form and substance satisfactory to the Bank.

              (d) Execution and delivery by Lumenis Holdings Inc. of the Grantor Acknowledgment and Consent, in form and substance satisfactory to the Bank.

              (e) Execution and delivery by Lumenis Inc. of the Guarantor Acknowledgment and Consent, in form and substance satisfactory to the Bank.

              (f) Execution and delivery of legal opinion of local counsel to Lumenis Holdings Inc. and Lumenis Inc., in form and substance satisfactory to the Bank.

12.    Representations and Warranties

       12.01 In addition to the representations of the Borrower under the Letter of Undertaking, the Borrower represents and warrants to the Bank in relation to the Borrower that:

              (a) the Borrower is a public company duly incorporated and validly existing under the laws of the State of Israel and has the corporate power and authority to own its assets and conduct its business as it is now being conducted.

              (b) the Borrower has the full power, corporate authority and legal right to enter into, exercise its rights and perform its obligations under this Agreement;

              (c) all necessary consents and authorities for the Borrower to enter into and perform its obligations under this Agreement have been obtained and no further consents or authorities are necessary;

              (d) the obligations of the Borrower under this Agreement, and the obligations of the Borrower under all of the other Security Documents executed by the Borrower are legal, valid, binding and enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights.

              (e) the execution, delivery and performance by the Borrower of its obligations assumed by it under this Agreement, and the use of the proceeds of the Loan for the purposes set forth herein, will not (i) violate any existing law, regulation or authorisation to which the Borrower is subject (or, if any action is required under any such law, regulation or authorization, it will not have a material adverse effect on the Borrower or result in the creation of Lien upon any of the properties or assets of the Borrower or any of the Subsidiaries), (ii) result in any breach of or default under any material agreement or other instrument to which the Borrower is a party or is subject, or if such breach or default has occurred under such agreement or instrument, it will not have a material adverse effect on the Borrower, or
                     (iii) violate any provision of the Borrower's Memorandum and Articles of Association or other constituent documents;

              (f) No action, litigation, arbitration or administrative proceeding is currently pending, or, to the knowledge of the Borrower threatened in writing against the Borrower which could have a material adverse effect on its ability to perform its obligations under this Agreement, except as disclosed with Borrower's filings with the Securities and Exchange Commission;

              (g) no event has occurred, and is continuing that constitutes, or that after the giving of notice or the lapse of time or both, would constitute an Event of Default.

              (h) Borrower has not granted any Lien over all or any part of the present or future assets or revenues of the Borrower, except for Liens permitted hereunder or under the documents signed between the Borrower and the Bank.

13.    Undertakings

       13.01 In addition to the undertakings of the Borrower under the Letter of Undertaking, the Borrower undertakes with the Bank that so long as any moneys are owing under this Agreement it will

              (i) not to purchase any assets unless such purchase is made in the ordinary course of the business of the Borrower or against allotment of shares in the Borrower.

              (ii) furnish the Bank with periodic financial statements, books of account and other authorities and materials in relation to the state of its affairs, as stated in Section 4 (j) of the Letter of Undertaking.

       13.02 The Borrower undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under this Agreement, without the prior written consent of the Bank:-

              (a) it will retain in its consolidated financial statements the financial ratios as stated herein:

                     1) The ratio between the total debt to the Bank of the Borrower and\or any of its Subsidiaries including debt arising of this Loan Agreement divided by the EBITDA will not be more than 3 (three).

                            For the purpose hereof, "EBITDA' shall mean, for any calendar year, the net income, less interest income and profits of an extraordinary , unusual or nonrecurring nature, plus the sum of interest expenses, taxes, depreciation, charges or losses of any extraordinary, unusual or nonrecurring nature, amortisation and all other non-cash charges as evidenced by the audited financial statement of the Borrower for the last four Quarters.

                     All the terms used in this section shall be interpreted according to generally accepted accounting principles in the United States of America from time to time.

14.    Events of Default

       In the case of the occurrence of, and during the continuance of, any of the following events for any reason whatsoever, and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any governmental body or otherwise (each herein sometimes called an "Event of Default"):

14.0114.01.1 Any representation or warranty made herein or in any certificate hereafter delivered to the Bank pursuant to this Agreement, or any other document signed by the Borrower in favor of the Bank shall prove to have been false or misleading in any material respect when made; provided, however, that with respect to circumstances that do not affect the validity, legality or enforceability of this Agreement, the circumstances to which such representation or warranty relates, if capable of being corrected so that such representation or warranty shall become correct again, shall not have been corrected until the earlier of 7 (seven) days from receipt of the Bank's notice or 7 (seven) days from the date upon the Borrower has become aware thereof; or

     14.01.2 Any default shall occur in the payment of principal of or interest under this Agreement, as and when the same shall become due and payable, whether at the due date thereof, by acceleration, or otherwise, and such default is not remedied until the later of 30 (thirty) days from the due date of the respective sum or 7 (seven) days from the date of Borrower's receipt of the Bank's notice to that effect; or

     14.01.3 Any default shall occur in the due observance or performance by the Borrower or any Material Subsidiary of any other covenant, agreement or condition contained herein or in other document signed by the Borrower and\or any Material Subsidiary in favor of the Bank, and such default, if capable of being cured, is not remedied until the later of 45 (forty five) days from the due date of the respective default or 14 (fourteen) days from the date of Borrower's receipt of the Bank's notice to that effect; or

     14.01.4 The Borrower, or any Material Subsidiary shall suspend or discontinue its business other than pursuant to a Permitted Restructure, or (ii) the Borrower or any Material Subsidiary shall call a meeting of its creditors for the purpose of postponing or adjusting its liabilities or seeking an arrangement with its creditors, shall make an assignment for the benefit of creditors or a composition with creditors, shall be unable or admit in writing its inability to pay its debts generally as they mature, shall generally not pay its debts when they are due, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall suffer an order for relief to be entered against it under any bankruptcy law which shall remain undismissed or unstayed for a period of 60 (sixty) days or more, shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or other assets or shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there shall be commenced against the Borrower or any Material Subsidiary any such proceeding which shall remain undismissed or unstayed for a period of 60 (sixty) days or more; or the Borrower or any of its

              Subsidiaries shall take any action for the purpose of effecting any of the foregoing; or

     14.01.5 Any order, judgment or decree shall be entered in any ex parte proceeding against the Borrower or any Material Subsidiary decreeing the dissolution of the Borrower or any of its Subsidiaries and such order, judgment or decree shall remain undischarged or unstayed for a period in excess of 60 (sixty) days; or

     14.01.6 Any Loan Document as such term is defined in the ESH Loan Agreement, shall become invalid or unenforceable, in whole or in part, and such unenforceability persists for a period of 30 (thirty) days, or any default or event of default shall have occurred thereunder and such default persists for more than the period of grace, if any, specified therefor; or (A) any of the collaterals specified in Section 10 above shall cease for any reason to be in full force and effect, or the Borrower or any Material Subsidiary shall so assert, (B) any of the collaterals specified in Section 10 to this Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby;

     14.01.7 Any default (unless duly waived in writing by the obligee) shall occur with respect to any permitted Indebtedness of the Borrower or any Material Subsidiary for or relating to borrowed money (including, without limitation, for the deferred purchase price of property or for the payment of rent under any lease), or under any agreement under which any evidence of Indebtedness may be issued by the Borrower and such default shall continue for more than the period of grace, if any, specified therein, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof, or any trustee, to cause the same to become due prior to its stated maturity or if any such Indebtedness shall not be paid when due (after giving effect to any grace period and other than Indebtedness contested in good faith), and as long as such default is continuing and involves liability in excess of US$500,000; or

     14.01.8 Final judgment for the payment of money in excess of $500,000 (to the extent not covered by insurance or bond) shall be rendered by a court of record against the Borrower or any Material Subsidiary, and the Borrower or the Material Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 (thirty) days from the date of entry thereof and within such period of 30 (thirty) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

     14.01.9 The Borrower or any of its Subsidiaries shall be in default under any other obligation to Bank Hapoalim B.M., including its New York Branches, and such default persists for more than the period of grace, if any, specified therefor, and as long as such default is continuing; or

    14.01.10 the Bank in its sole discretion considers that a material adverse change in the financial or business condition of the Borrower shall have occurred;

    14.01.11 Any of the documents for the Banking Services shall become invalid or unenforceable, in whole or in part, and such unenforceability persists for a period of 30 (thirty) days, or any default or event of default shall have occurred thereunder, and such default persists for more than the period of grace, if any, specified therefor;

    14.01.12 any default occurs under the Letter of Undertaking and such default persists for more than the period of grace, if any, specified therefor, and as long as such default is continuing;

       14.02 The Bank may, without prejudice to any of its other rights, at any time after the happening of an Event of Default, so long as the same is continuing, by notice to the Borrower declare that:

              (a) the Loan and all interest accrued and all other sums payable under this Agreement have become due and payable whereupon the same shall, immediately or in accordance with such notice, become due and payable; and/or

              (b) the Loan and all other sums payable under this Agreement shall bear interest at the rate specified in Clause 6 as if such sums had not been paid on due date, whereupon interest shall, immediately or in accordance with the terms of such notice, become due and payable.

       14.03 Without prejudice to any of its other rights upon the happening of an Event of Default, after an Event of Default shall have occurred and as long as the same is continuing, the Bank shall have a lien on all monies, securities, claims, goods and other property, assets or rights of the Borrower held by the Bank, until payment in full of the Loan and all other amounts owing to the Bank hereunder provided such right does not contravene with any of the terms specified in the Security Documents or other documents signed between the Borrower and the Bank. The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of lien giving full details in relation thereto.

       14.04 Notwithstanding Section 6 of the Companies Law 5759-1999 ,the Bank hereby agrees that in any Event of Default (as such term is defined under this Agreement) it shall have no claim , demand or any recourse to the assets and rights of any of the shareholders of the Borrower.

15.    Unlawfulness, Substitute Basis

       15.01 This Agreement has been made in accordance with legal, regulatory, fiscal and monetary measures currently in force and in accordance with current market conditions. If the making or the continuation of the Loan by the Bank has become unlawful and the Bank is required to reduce the volume of its loans due to any change, after the date of this Agreement, in any applicable law or governmental regulation or order or in any requirement of any monetary authority directed to Israeli commercial banks in general , or in the interpretation made by any governmental or other fiscal or monetary authority charged with such interpretation after the date hereof and directed to Israeli banks in general of any of the same, then and in any such event the Bank may give notice to the Borrower and the Borrower agrees to prepay the full amount then outstanding as well as interest accrued thereon within 90 (ninety) days or at the expire of the then current Interest Period whichever comes first but not less than within 30 ( thirty) days.

       15.02  (a)    If at any time subsequent to the date hereof by reason of
                     changes affecting the Eurodollar Interbank Market, the Bank is unable, due to circumstances beyond its control, to determine the LIBOR, or there shall be no objective possibility for the Bank to refinance itself in United
                     States Dollars in respect of the then outstanding balance of the principal amount of the Loan, then and in any such event the Bank shall give notice to the Borrower to that effect.

              (b) The Bank shall then offer the Borrower an alternative basis (the "Substitute Basis") for the continuation of the Loan. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest taking into account the outstanding balance of the principal amount of the Loan. The Substitute Basis shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Bank's notice.

              (c) If the Borrower determines that it does not wish to continue to borrow the Loan or under the Substitute Basis it shall so notify the Bank within 10 days of receipt of the Bank's notice specifying such Substitute Basis whereupon the outstanding balance of the principal amount of the Loan coupled with interest accrued and accruing thereon at a rate prevailing during the last Interest Period in respect of which the LIBOR and the rate of the Interest has been determined shall thereupon become immediately due owing and payable.

              (d) The Bank represents that it is not aware of any circumstances or threats at the date hereof which might cause the making or the continuation of the Loan by the Bank to become impracticable or unlawful or which makes the Bank unable to determine the LIBOR or to refinance itself in Dollars.

16.    Set-Off and Application of Payments

       16.01 The Borrower hereby irrevocably authorises the Bank to apply any moneys standing to the credit of any account of the Borrower with the Bank at any of its branches (including such accounts held by the Borrower jointly or severally with other parties) in or towards satisfaction of any sum not paid on its due date by the Borrower to the Bank under this Agreement provided such sum is due to the Bank.

              For this purpose the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this Clause. The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

       16.02 All moneys held or received by the Bank for or on account of the Borrower, whether hereunder, pursuant to any of the Security Documents or otherwise, notwithstanding that such monies may have been intended by the Borrower or any third party to be appropriated for or on account of any other amount, may be applied by the Bank to any amount owed by the Borrower under this Agreement and not paid on its due date , and if so applied, shall be applied in the following manner:

              (i) first, in payment to the Bank of all costs, charges or expenses, inter alia, those incurred by the Bank in enforcing its rights hereunder or under any of the Security Documents;

              (ii) secondly, in or towards Interest/Default Interest owing in respect of the Loan;

              (iii) thirdly, to prepayment of instalments of principal on account of the Loan in the inverse order of their maturity;

              The Bank shall notify the Borrower forthwith upon the exercise or purported exercise of any right given to it by this Clause, giving full details in relation thereto

17.    The Borrower's Duty to Notify

       The Borrower hereby undertakes to notify the Bank immediately:

              (a) of any dispute of right to any security given or which may be given to the Bank pursuant hereto or in connection herewith

              (b)    of any of the events enumerated in Clause 14 above.

              (c)    of any change of address.

18.    Compensation for Broken Funding

              If the Loan or any part thereof or any interest thereon is for any reason whatsoever repaid, paid or recovered by the Bank under any security or otherwise, on any day other than the agreed date of payment, the Borrower shall upon demand pay to the Bank such amount or amounts as may be necessary to compensate the Bank for any actual loss incurred by it on account of funds borrowed in order to make, fund or maintain the Loan with respect to which repayment, payment or recovery is made and or any loss of profit caused thereby. The Bank shall however exercise its best endeavours to mitigate any such losses.

              For the avoidance of doubt if the Borrower effects payments or prepayments in full compliance with the provisions of Clauses 4,,7,8 or 15 hereunder, the Borrower shall not be required to pay any amount under this Clause.

19.    Remedies and Waivers

       19.01 No delay or omission of the Bank in exercising any right, power, privilege or remedy pursuant to this Agreement or any Security Document shall impair such right, power, privilege or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

       19.02 Unless otherwise agreed, the rights and remedies of the Bank provided in the Agreement and each Security Document are cumulative and not exclusive of any other rights or remedies provided by law.

20.    Assignment

       The Bank may at any time at its own discretion and without the Borrower's consent being required, assign all of its rights in relation to the Loan and arising from this Agreement, including the securities given or to be given, to any company in the Bank's Group, which is a banking institution registered according to the laws of the State of Israel and any such assignee may also reassign the said right as aforesaid within the Bank's Group without any further consent being required from the Borrower. Such assignment may be effected in any way which the Bank or any subsequent assignor deems fit provided however that at any time only one entity will be an assignee and provided that the Borrower's rights under this Agreement will not be prejudiced as a consequence of such an assignment. The Bank shall notify the Borrower of such an assignment promptly upon the execution of the assignment and the assignee shall assure the Borrower that it has assumed all rights and obligations under this Agreement.

       The "Bank's Group "means any company which the Bank possesses 51% or more of its outstanding share capital.

       The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank which will not be unreasonably withheld.

21.    Administration of the Loan

       The Bank may administer the Loan or any part thereof by booking same with any of its branches, whether in Israel or abroad without prejudice to the Borrower and as long as such administration does not affect the Borrower. The Bank may at any time and from time to time at its own discretion and without any consent being required from the Borrower, transfer the administration of the Loan or any part thereof from one branch of the Bank to another, whether in Israel or abroad without prejudice to the Borrower and as long as such administration does not affect the Borrower.

22.    Disclosure of Information

       Any branch of the Bank administering the Loan may disclose to the Head Office of the Bank, ,or to any assignee according to Clause 20 above , or to the Bank of Israel, the Examiner of Bank, the Controller of Foreign Exchange or any person acting under their authority or to any other regulatory authority having jurisdiction over the Bank or over the Head Office of the Bank or to the Head Office of the Bank for delivery by the latter to any such regulatory authorities, such information about the Borrower, or the Loan as may be required by such regulatory authorities or as the branch or the Head Office of the Bank may deem appropriate, provided that upon the disclosure of information to any person who/which is not a regulatory authority such person will confirm to the Bank that such information will be treated in confidence.

23.    Expenses

       All of the expenses in stamping this Agreement, (including any interest and/or fines for late stamping), the registration of the Security Documents and all and any expenses involved in the enforcement thereof or in the realisation of the collaterals for the enforcement thereof, if interference by court is needed, including fees of the Bank's advocates, shall be paid by the Borrower to the Bank upon the Bank's first demand.and if not paid accordingly such sum shall bear Default Interest at the rate prescribed in Section 6 to this Agreement..

24.    Additional Provisions

       24.01 The Borrower hereby confirms that the Bank's books, accounts and entries shall be prima facie evidence against the Borrower in all their particulars.

       24.02 The Borrower hereby confirms receipt of the Bank's notification that according to the Protection of Privacy Law, 5741-1981:

              (i) All the particulars furnished or which may be furnished by the Borrower to the Bank may be used by the Bank in the normal course of its operations at its own discretion provided however that the Bank shall not disclose such information except as provided in this Agreement.

              (ii) All the particulars furnished or which may be furnished by the Borrower to the Bank shall be stored in keeping with the Bank's requirements from time to time in data bases of the Bank and/or of suppliers to the Bank from time to time of computer and data processing and warehousing services;

              and the Borrower hereby confirms its agreement thereto.

25     Notices

       25.01 Each communication to be made under this agreement shall be made in writing and, unless otherwise stated, may be made also by telex or facsimile transmission.

       25.02 Each communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other party has by fifteen (15) days' written notice specified another address) be made or delivered to that party, addressed as follows:

              (i)    if to the Borrower at:-
                     Yokneam Industrial Park
                     P.O.B. 240
                     Yokneam 20692
                     Israel
                     Fax No: 04-9599070
                     Att: Chief Executive Officer

              (ii)   if to the Bank at:-
                     Bank Hapoalim B.M
                     Head Office
                     41 Rothschild Boulevard
                     Tel-Aviv 66883
                     Fax no. 03-569-5699
                     Att: Corporate Division, Industrial Sector, Ms. Lea Landau

       and shall be deemed to have been made or delivered the next Banking Day after dispatch (in the case of any communication made by telex or any form of facsimile transmission) or (in the case of any communication made by letter) the next Banking Day after being physically left at that address.

26.    Governing Law and Jurisdiction

       (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Israel.

       (b) For the purpose of this Agreement the exclusive place of jurisdiction shall be the competent courts of law in Tel Aviv-Jaffa. The Borrower hereby irrevocably submits to the jurisdiction of these courts.

27.    Currency Indemnity

       The Borrower agrees to indemnify the Bank against any loss incurred by it as a result of any judgement or order being given or made for the payment of any amount due under this Agreement and of such judgement or order being expressed in a currency other than the currency in which such amount is payable and as a result of any variation having occurred in the rates of exchange between the date on which any such amount becomes due under this Agreement and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrower and shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any such judgement or order.

28.    Severability

       If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the laws of the State of Israel neither the legality, validity or the enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby.

In Witness Whereof the Borrower and the Bank have caused this Agreement to be duly executed and delivered as of March 26, 2002



/s/ Yacha Sutton                           /s/ Lea Landau  /s/ Liora Ben-Ami
-------------------------                  ---------------------------------
Lumenis Ltd.                               Bank Hapoalim B.M.

By: Yacha Sutton                           By: Lea Landau
                                               Liora Ben-Ami

                                  Schedule "A"

                              DISBURSEMENT REQUEST

                                                             Date: _____________

To: Bank Hapoalim B.M
     Tel Aviv

Dear Sirs,